Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2019 THIRD QUARTER RESULTS

-New Home Orders up 25% Year-Over-Year-
-Homebuilding Gross Margin Percentage Increased 130 Basis Points to 22.6%-
-Diluted Earnings Per Share of $0.44-
IRVINE, CALIFORNIA, October 31, 2019 / Business Wire / TRI Pointe Group, Inc. (the “Company”) (NYSE:TPH) today announced results for the third quarter ended September 30, 2019.
“I am extremely pleased with our performance in the third quarter of 2019 as we exceeded our stated guidance for every key metric in the quarter,” said TRI Pointe Group Chief Executive Officer Doug Bauer. “We continue to see healthy demand trends across our product portfolio, as evidenced by our 25% increase in orders as compared to the third quarter of 2018. In addition, homebuilding gross margin improved 130 basis points year-over-year to 22.6%.”
Mr. Bauer continued, “Our operations in California continue to perform extremely well for us, thanks to our sizable market presence, our differentiated product focus and our emphasis on value for each market segment, with orders in California increasing 26% year-over-year.”
Mr. Bauer concluded, “We’ve made great strides in our efforts to further diversify our Company from both a geographic and product standpoint, and we expect to see the benefit of these efforts for years to come. In the meantime, we are staying balanced in our approach to the business by maintaining a healthy balance sheet while continuing to grow our operations. Given the success we achieved in the first three quarters of the year and our sizable unit backlog at the end of the period, we are in a great position to deliver on the full year guidance we issued at the beginning of 2019.”
Results and Operational Data for Third Quarter 2019 and Comparisons to Third Quarter 2018

•	Net income was $62.9 million, or $0.44 per diluted share, compared to $64.0 million, or $0.43 per diluted share

•	Home sales revenue of $746.3 million compared to $771.8 million, a decrease of 3%

◦	New home deliveries of 1,187 homes compared to 1,205 homes, a decrease of 1%

◦	Average sales price of homes delivered of $629,000 compared to $640,000, a decrease of 2%

•	Homebuilding gross margin percentage of 22.6% compared to 21.3%, an increase of 130 basis points

◦	Excluding interest and impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 25.3%*

•	SG&A expense as a percentage of homes sales revenue of 11.6% compared to 10.7%, an increase of 90 basis points

•	Net new home orders of 1,291 compared to 1,035, an increase of 25%

•	Active selling communities averaged 147.5 compared to 127.3, an increase of 16%

◦	New home orders per average selling community were 8.8 orders (2.9 monthly) compared to 8.1 orders (2.7 monthly)

◦	Cancellation rate of 17% compared to 19%

•	Backlog units at quarter end of 2,312 homes compared to 2,101, an increase of 10%

◦	Dollar value of backlog at quarter end of $1.5 billion compared to $1.4 billion, an increase of 4%

◦	Average sales price of homes in backlog at quarter end of $645,000 compared to $681,000, a decrease of 5%

•	Ratios of debt-to-capital and net debt-to-net capital of 40.4% and 38.2%*, respectively, as of September 30, 2019

•	Repurchased 3,035,420 shares of common stock at a weighted average price per share of $13.75 for an aggregate dollar amount of $41.7 million in the three months ended September 30, 2019

•
Ended the third quarter of 2019 with total liquidity of $548.9 million, including cash and cash equivalents of $130.3 million and $418.6 million of availability under the Company’s unsecured revolving credit facility

*    See “Reconciliation of Non-GAAP Financial Measures”
Third Quarter 2019 Operating Results
Net income was $62.9 million, or $0.44 per diluted share, for the third quarter of 2019, compared to net income of $64.0 million, or $0.43 per diluted share, for the third quarter of 2018.
Home sales revenue decreased $25.5 million, or 3%, to $746.3 million for the third quarter of 2019, as compared to $771.8 million for the third quarter of 2018.  The decrease was attributable to a 2% decrease in average sales price of homes delivered to $629,000, compared to $640,000 in the third quarter of 2018, and a 1% decrease in new home deliveries to 1,187, compared to 1,205 in the third quarter of 2018.
Homebuilding gross margin percentage for the third quarter of 2019 increased to 22.6%, compared to 21.3% for the third quarter of 2018. The increase in homebuilding gross margin was due to a greater mix of deliveries from certain long-dated California communities, which produce gross margins above the Company average. Excluding interest and impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 25.3%* for the third quarter of 2019, compared to 24.0%* for the third quarter of 2018.
Sales and marketing and general and administrative (“SG&A”) expense for the third quarter of 2019 increased to 11.6% of home sales revenue as compared to 10.7% for the third quarter of 2018, primarily the result of lower operating leverage on the fixed components of SG&A as a result of the 3% decrease in home sales revenue and higher overhead costs as a result of our expansion efforts into the Charlotte, Raleigh, Sacramento and Dallas–Fort Worth markets.
New home orders increased 25% to 1,291 homes for the third quarter of 2019, as compared to 1,035 homes for the same period in 2018.  Average selling communities increased 16% to 147.5 for the third quarter of 2019 compared to 127.3 for the third quarter of 2018. The Company’s overall absorption rate per average selling community increased 8% for the third quarter of 2019 to 8.8 orders (2.9 monthly) compared to 8.1 orders (2.7 monthly) during the third quarter of 2018.
The Company ended the quarter with 2,312 homes in backlog, representing approximately $1.5 billion. The average sales price of homes in backlog as of September 30, 2019 decreased $36,000, or 5%, to $645,000, compared to $681,000 as of September 30, 2018.
“At TRI Pointe Group, we pride ourselves on being at the forefront of homebuilding design and innovation, but we also recognize the importance of providing value for the consumer”, said TRI Pointe Group President and Chief Operating Officer Tom Mitchell. “That is why we’ve made a concerted effort to bring our average selling prices down in several of our markets through higher density projects and smaller floor plans. These projects have all the hallmarks of a typical TRI Pointe community, but at a more affordable price point. We believe the combination of product differentiation and value has been a big factor in our success this year and it will continue to be so in the future.”
* See “Reconciliation of Non-GAAP Financial Measures”
Outlook
For the fourth quarter of 2019, the Company anticipates delivering 73% to 77% of its 2,312 homes in backlog as of September 30, 2019, resulting in full year deliveries between 4,800 and 4,900 homes. The Company expects its average sales price to be $620,000 for both the fourth quarter and full year 2019. The Company expects its homebuilding gross margin percentage to be in a range of 20.5% to 21.5% for the fourth quarter, resulting in a full year homebuilding gross margin percentage to be in the range of 19% to 20%. The Company anticipates its SG&A expense as a percentage of homes sales revenue will be in a range of 9.2% to 9.6% for the fourth quarter, resulting in a full year SG&A expense as a percentage of homes sales revenue in a range of 11% to 12%. Lastly, the Company expects its effective tax rate for both the fourth quarter and the full year to be in the range of 25% to 26%.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:00 p.m. Eastern Time on Thursday, October 31, 2019.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer, and Mike Grubbs, Chief Financial Officer.
Interested parties can listen to the call live and view the related presentation slides on the internet through the Investors section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Group Third Quarter 2019 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-844-512-2921, the international dial-in number is 1-412-317-6671, and the reference code is #13695062.  An archive of the webcast will be available on the Company’s website for a limited time.
About TRI Pointe Group®
Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is a family of premium regional homebuilders that designs, builds, and sells homes in major U.S. markets. As one of the top 10 largest public homebuilding companies based on revenue in the United States, TRI Pointe Group combines the resources, operational sophistication, and leadership of a national organization with the regional insights, community ties, and agility of local homebuilders. The TRI Pointe Group family includes Maracay® in Arizona, Pardee Homes® in California and Nevada, Quadrant Homes® in Washington, Trendmaker® Homes in Texas, TRI Pointe Homes® in California, Colorado, North Carolina and South Carolina, and Winchester® Homes* in Maryland and Virginia. TRI Pointe Group was recognized in Fortune magazine’s 2017 100 Fastest-Growing Companies list, named 2015 Builder of the Year by Builder magazine, and 2014 Developer of the Year by Builder and Developer magazine. The company was also named one of the Best Places to Work in Orange County by the Orange County Business Journal in 2016, 2017, 2018 and 2019. For more information, please visit www.TRIPointeGroup.com.
*Winchester is a registered trademark and is used with permission.

Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include, but are not limited to, statements regarding our strategy, projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, including our estimates for growth, financial condition, sales prices, prospects, and capital spending.  Forward-looking statements that are included in this press release are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including any restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather, including the re-occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our customers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.
Investor Relations Contact:
Chris Martin, TRI Pointe Group
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TRIPointeGroup.com, 949-478-8696
Media Contact:
Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Change	2019	2018	Change
Operating Data:
Home sales revenue	$746,269	$771,768	$(25,499)	$1,931,110	$2,123,135	$(192,025)
Homebuilding gross margin	$168,642	$164,715	$3,927	$357,263	$461,484	$(104,221)
Homebuilding gross margin %	22.6%	21.3%	1.3%	18.5%	21.7%	(3.2)%
Adjusted homebuilding gross margin %*	25.3%	24.0%	1.3%	21.5%	24.3%	(2.8)%
SG&A expense	$86,585	$82,963	$3,622	$248,090	$240,287	$7,803
SG&A expense as a % of home sales revenue	11.6%	10.7%	0.9%	12.8%	11.3%	1.5%
Net income	$62,861	$63,969	$(1,108)	$89,194	$170,529	$(81,335)
Adjusted EBITDA*	$115,605	$115,333	$272	$207,371	$312,221	$(104,850)
Interest incurred	$22,405	$23,942	$(1,537)	$67,740	$67,089	$651
Interest in cost of home sales	$19,240	$20,128	$(888)	$51,502	$53,926	$(2,424)

Other Data:
Net new home orders	1,291	1,035	256	4,103	3,874	229
New homes delivered	1,187	1,205	(18)	3,126	3,344	(218)
Average sales price of homes delivered	$629	$640	$(11)	$618	$635	$(17)
Cancellation rate	17%	19%	(2)%	16%	16%	0%
Average selling communities	147.5	127.3	20.2	147.3	129.0	18.3
Selling communities at end of period	150	125	25
Backlog (estimated dollar value)	$1,491,452	$1,431,225	$60,227
Backlog (homes)	2,312	2,101	211
Average sales price in backlog	$645	$681	$(36)

	September 30,	December 31,
	2019	2018	Change
Balance Sheet Data:	(unaudited)
Cash and cash equivalents	$130,262	$277,696	$(147,434)
Real estate inventories	$3,345,390	$3,216,059	$129,331
Lots owned or controlled	28,756	27,740	1,016
Homes under construction (1)	2,802	2,166	636
Homes completed, unsold	295	417	(122)
Debt	$1,433,058	$1,410,804	$22,254
Stockholders’ equity	$2,111,685	$2,056,924	$54,761
Book capitalization	$3,544,743	$3,467,728	$77,015
Ratio of debt-to-capital	40.4%	40.7%	(0.3)%
Ratio of net debt-to-net capital*	38.2%	35.5%	2.7%
__________

(1)	Homes under construction included 67 and 40 models at September 30, 2019 and December 31, 2018, respectively.

*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2019	2018
Assets	(unaudited)
Cash and cash equivalents	$130,262	$277,696
Receivables	70,507	51,592
Real estate inventories	3,345,390	3,216,059
Investments in unconsolidated entities	4,207	5,410
Goodwill and other intangible assets, net	160,026	160,427
Deferred tax assets, net	57,275	67,768
Other assets	173,804	105,251
Total assets	$3,941,471	$3,884,203

Liabilities
Accounts payable	$81,279	$81,313
Accrued expenses and other liabilities	315,436	335,149
Loans payable	400,000	—
Senior notes	1,033,058	1,410,804
Total liabilities	1,829,773	1,827,266

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 139,237,697 and 141,661,713 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	1,392	1,417
Additional paid-in capital	624,312	658,720
Retained earnings	1,485,981	1,396,787
Total stockholders’ equity	2,111,685	2,056,924
Noncontrolling interests	13	13
Total equity	2,111,698	2,056,937
Total liabilities and equity	$3,941,471	$3,884,203

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Homebuilding:
Home sales revenue	$746,269	$771,768	$1,931,110	$2,123,135
Land and lot sales revenue	607	2,225	6,819	3,966
Other operations revenue	618	598	1,853	1,795
Total revenues	747,494	774,591	1,939,782	2,128,896
Cost of home sales	577,627	607,053	1,573,847	1,661,651
Cost of land and lot sales	495	2,234	7,552	4,163
Other operations expense	609	590	1,826	1,781
Sales and marketing	47,834	44,854	133,888	128,881
General and administrative	38,751	38,109	114,202	111,406
Homebuilding income from operations	82,178	81,751	108,467	221,014
Equity in income (loss) of unconsolidated entities	18	15	(33)	(384)
Other income (expense), net	325	(477)	6,719	(379)
Homebuilding income before income taxes	82,521	81,289	115,153	220,251
Financial Services:
Revenues	901	480	1,959	1,154
Expenses	817	125	1,765	391
Equity in income of unconsolidated entities	2,114	1,986	4,861	4,972
Financial services income before income taxes	2,198	2,341	5,055	5,735
Income before income taxes	84,719	83,630	120,208	225,986
Provision for income taxes	(21,858)	(19,661)	(31,014)	(55,457)
Net income	$62,861	$63,969	$89,194	$170,529
Earnings per share
Basic	$0.45	$0.43	$0.63	$1.13
Diluted	$0.44	$0.43	$0.63	$1.13
Weighted average shares outstanding
Basic	141,088,381	147,725,074	141,729,759	150,377,472
Diluted	141,533,546	148,318,032	142,128,786	151,482,456

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019		2018		2019		2018
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Maracay	138	$513	137	$487	318	$522	383	$476
Pardee Homes	461	698	354	634	1,028	634	1,005	645
Quadrant Homes	56	880	73	898	167	976	241	795
Trendmaker Homes	224	459	150	516	628	462	389	501
TRI Pointe Homes	226	685	367	721	749	693	983	723
Winchester Homes	82	569	124	590	236	599	343	571
Total	1,187	$629	1,205	$640	3,126	$618	3,344	$635

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019		2018		2019		2018
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
California	494	$758	513	$718	1,230	$705	1,429	$733
Colorado	62	576	63	598	215	564	182	594
Maryland	66	467	87	533	172	493	253	539
Virginia	16	992	37	724	64	885	90	661
Arizona	138	513	137	487	318	522	383	476
Nevada	131	509	145	571	332	551	377	538
Texas	224	459	150	516	628	462	389	501
Washington	56	880	73	898	167	976	241	795
Total	1,187	$629	1,205	$640	3,126	$618	3,344	$635

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019		2018		2019		2018
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Maracay	157	15.5	97	11.0	571	14.0	382	12.6
Pardee Homes	424	43.0	357	36.8	1,379	43.9	1,294	34.3
Quadrant Homes	68	6.8	64	7.0	210	6.9	226	6.8
Trendmaker Homes	192	37.0	139	27.5	682	38.1	455	28.7
TRI Pointe Homes	293	29.7	266	30.3	882	29.7	1,133	32.5
Winchester Homes	157	15.5	112	14.7	379	14.7	384	14.1
Total	1,291	147.5	1,035	127.3	4,103	147.3	3,874	129.0

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019		2018		2019		2018
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
California	526	53.0	416	45.3	1,659	53.8	1,651	45.0
Colorado	50	6.0	72	6.8	187	6.4	251	6.9
Maryland	87	10.8	69	9.0	255	10.2	254	9.2
Virginia	70	4.7	43	5.7	124	4.5	130	4.9
Arizona	157	15.5	97	11.0	571	14.0	382	12.6
Nevada	141	13.7	135	15.0	415	13.4	525	14.9
Texas	192	37.0	139	27.5	682	38.1	455	28.7
Washington	68	6.8	64	7.0	210	6.9	226	6.8
Total	1,291	147.5	1,035	127.3	4,103	147.3	3,874	129.0

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of September 30, 2019			As of September 30, 2018
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Maracay	404	$218,424	$541	216	$122,617	$568
Pardee Homes	753	542,370	720	698	451,398	647
Quadrant Homes	89	77,426	870	129	127,136	986
Trendmaker Homes	367	184,563	503	239	143,000	598
TRI Pointe Homes	451	306,337	679	627	460,700	735
Winchester Homes	248	162,332	655	192	126,374	658
Total	2,312	$1,491,452	$645	2,101	$1,431,225	$681

	As of September 30, 2019			As of September 30, 2018
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
California	885	$669,724	$757	888	$654,929	$738
Colorado	116	65,469	564	169	92,037	545
Maryland	144	75,251	523	114	64,672	567
Virginia	104	87,081	837	78	61,701	791
Arizona	404	218,424	541	216	122,617	568
Nevada	203	113,514	559	268	165,133	616
Texas	367	184,563	503	239	143,000	598
Washington	89	77,426	870	129	127,136	986
Total	2,312	$1,491,452	$645	2,101	$1,431,225	$681

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	September 30,	December 31,
	2019	2018
Lots Owned or Controlled(1):
Maracay	3,490	3,308
Pardee Homes	13,927	14,376
Quadrant Homes	1,427	1,744
Trendmaker Homes	3,143	2,492
TRI Pointe Homes	5,189	4,095
Winchester Homes	1,580	1,725
Total	28,756	27,740

	September 30,	December 31,
	2019	2018
Lots Owned or Controlled(1):
California	14,908	15,218
Colorado	1,096	866
Maryland	1,062	1,142
Virginia	518	583
Arizona	3,490	3,308
Nevada	2,453	2,387
North Carolina	659	—
Texas	3,143	2,492
Washington	1,427	1,744
Total	28,756	27,740

	September 30,	December 31,
	2019	2018
Lots by Ownership Type:
Lots owned	23,028	23,057
Lots controlled(1)	5,728	4,683
Total	28,756	27,740
__________

(1)	As of September 30, 2019 and December 31, 2018, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended September 30,
	2019	%	2018	%
	(dollars in thousands)
Home sales revenue	$746,269	100.0%	$771,768	100.0%
Cost of home sales	577,627	77.4%	607,053	78.7%
Homebuilding gross margin	168,642	22.6%	164,715	21.3%
Add: interest in cost of home sales	19,240	2.6%	20,128	2.6%
Add: impairments and lot option abandonments	1,029	0.1%	568	0.1%
Adjusted homebuilding gross margin	$188,911	25.3%	$185,411	24.0%
Homebuilding gross margin percentage	22.6%		21.3%
Adjusted homebuilding gross margin percentage	25.3%		24.0%

	Nine Months Ended September 30,
	2019	%	2018	%
Home sales revenue	$1,931,110	100.0%	$2,123,135	100.0%
Cost of home sales	1,573,847	81.5%	1,661,651	78.3%
Homebuilding gross margin	357,263	18.5%	461,484	21.7%
Add: interest in cost of home sales	51,502	2.7%	53,926	2.5%
Add: impairments and lot option abandonments	6,519	0.3%	1,425	0.1%
Adjusted homebuilding gross margin(1)	$415,284	21.5%	$516,835	24.3%
Homebuilding gross margin percentage	18.5%		21.7%
Adjusted homebuilding gross margin percentage(1)	21.5%		24.3%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	September 30, 2019	December 31, 2018
Loans payable	$400,000	$—
Senior notes	1,033,058	1,410,804
Total debt	1,433,058	1,410,804
Stockholders’ equity	2,111,685	2,056,924
Total capital	$3,544,743	$3,467,728
Ratio of debt-to-capital(1)	40.4%	40.7%

Total debt	$1,433,058	$1,410,804
Less: Cash and cash equivalents	(130,262)	(277,696)
Net debt	1,302,796	1,133,108
Stockholders’ equity	2,111,685	2,056,924
Net capital	$3,414,481	$3,190,032
Ratio of net debt-to-net capital(2)	38.2%	35.5%
__________

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt by the sum of total debt plus stockholders’ equity.

(2)	The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is total debt less cash and cash equivalents) by the sum of net debt plus stockholders’ equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP financial measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP.  EBITDA means net income before (a) interest expense, (b) expensing of previously capitalized interest included in costs of home sales, (c) income taxes and (d) depreciation and amortization. Adjusted EBITDA means EBITDA before (e) amortization of stock-based compensation and (f) impairments and lot option abandonments. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Net income	$62,861	$63,969	$89,194	$170,529
Interest expense:
Interest incurred	22,405	23,942	67,740	67,089
Interest capitalized	(22,405)	(23,942)	(67,740)	(67,089)
Amortization of interest in cost of sales	19,234	20,293	51,674	54,199
Provision for income taxes	21,858	19,661	31,014	55,457
Depreciation and amortization	6,795	7,002	18,356	19,581
EBITDA	110,748	110,925	190,238	299,766
Amortization of stock-based compensation	3,828	3,765	10,614	10,955
Impairments and lot option abandonments	1,029	643	6,519	1,500
Adjusted EBITDA	$115,605	$115,333	$207,371	$312,221